Exhibit 11 - COMPUTATION OF PER SHARE EARNINGS
(Thousands of dollars, except per share data)

                                                   Three Months Ended March 31
                                                      1999            1998
                                                   ----------      ----------
BASIC
Average shares outstanding                         61,859,612      62,481,627
Net income                                            $16,579         $49,136

     Per share amount                                   $0.27           $0.79
                                                        =====           =====

DILUTED
Average shares outstanding                         61,859,612      62,481,627

Effect of dilutive securities based on the
  treasury stock method using the average
  market price if higher than the exercise price      158,856         849,932
                                                   ----------      ----------
                                                   62,018,468      63,331,559
Net income                                            $16,579         $49,136

     Per share amount                                   $0.27           $0.78
                                                        =====           =====